Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Tesco Corporation Announces Fourth Quarter 2015 Dividend and Appoints Rose Robeson to its Board of Directors

HOUSTON, November 2, 2015 - Tesco Corporation (NASDAQ: TESO) today announced that the Board of Directors has approved a fourth quarter dividend and has appointed Rose Robeson to serve as an independent director of the Company.

Fourth Quarter Dividend
The Board of Directors approved a regular fourth quarter dividend of $0.05 per common share on October 30, 2015. The dividend is payable on December 4, 2015 to shareholders of record at the close of business on November 13, 2015.

Director Appointment
Ms. Robeson was appointed to the Board and its Audit and Compensation committees on October 29. With her appointment, the Board of Directors increases to eight members.

Michael Sutherlin, Non-Executive Chairman of the Board of Directors, commented, “We are pleased to add Rose to our Board of Directors. Her experience as a public company financial executive in the energy industry will add to existing strengths of our Board and committees. I look forward to Rose’s contributions at this stage of the Company’s development.”

Ms. Robeson served as Senior Vice President and Chief Financial Officer of DCP Midstream GP, LLC, the General Partner of DCP Midstream Partners LP, from 2012 until her retirement in 2014.  She also served as Group Vice President and Chief Financial Officer of DCP Midstream LLC from 2002 to 2012 and earlier as Vice President and Treasurer.  Prior to joining DCP Midstream, LLC, Ms. Robeson was with Kinder Morgan, Inc. (formerly KN Energy, Inc.) from 1996 to 2000 and held the position of Vice President and Treasurer.  Ms. Robeson has served as director of American Midstream GP, LLC, the general partner of American Midstream Partners, LP (NYSE: AMID) since June 1, 2014 and as a director of SM Energy since July 11, 2014.   Ms. Robeson graduated from Northwest Missouri State University in 1982 with a Bachelor of Science in Accounting.  Ms. Robeson is a resident of Denver, Colorado.

ABOUT TESCO CORPORATION
Tesco Corporation is a global leader in the design, manufacture and service of technology based solutions for the upstream energy industry. Tesco Corporation seeks to change the way people drill wells by delivering safer and more efficient solutions that add real value by reducing the costs of drilling for and producing oil and gas.

For more information please contact:
Chris Boone - Chief Financial Officer
Tesco Corporation
(713) 359-7000

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